As filed with the Securities and Exchange Commission on June 24, 2004
Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PRINCETON REVIEW, INC.
 (Exact name of registrant as specified in its charter)

Delaware	22-3727603
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2315 Broadway
New York, New York 10024
(212) 874-8282
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

John S. Katzman
Chairman and Chief Executive Officer
The Princeton Review, Inc.
2315 Broadway
New York, New York 10024
(212) 874-8282
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

John S. Katzman	John P. Schmitt, Esq.
Chairman and Chief Executive Officer	Peter J. Schaeffer, Esq.
The Princeton Review, Inc.	Patterson, Belknap, Webb & Tyler LLP
2315 Broadway	New York, New York 10036 -6710
New York, New York 10024	(212) 336-2000
(212) 874-8282

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock
($0.01 par value per share)	5,133,492	$ 7.53	$ 38,680,862	$ 4900.87

(1) The shares of common stock, $0.01 par value, of The Princeton Review, Inc. that may be offered pursuant to this Registration Statement consist of shares issuable upon conversion or redemption of and as quarterly dividends upon shares of preferred stock, $0.01 par value per share (collectively, the “Preferred Stock”), issued and issuable under the Agreement, dated May 28, 2004, by and between The Princeton Review, Inc. and Fletcher International, Ltd. and shares of common stock otherwise issuable under the Agreement or with respect to the Preferred Stock.  The number of shares of common stock to be included in this Registration Statement is based on the number of shares of common stock that we are contractually required to register.  Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933.  Based on the average of the high and low sales price for the Common Stock on June 17, 2004.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 24, 2004

The Princeton Review, Inc.

Common Stock

          This prospectus covers the potential resale of up to 5,133,492 shares of common stock of The Princeton Review, Inc., some or all of which could potentially be issued to Fletcher International, Ltd. (“Fletcher”) pursuant to rights of conversion or redemption of, or in payment of quarterly dividends on, shares of preferred stock issued or issuable under the Agreement, dated May 28, 2004, made by and between the company and Fletcher (the “Agreement”), including, but not limited to, 10,000 shares of our Series B-1 Cumulative Convertible Preferred Stock, par value $0.01 per share, issued under the Agreement, $20 million of additional shares of newly created series of preferred stock issuable upon Fletcher’s exercise of additional investment rights under the Agreement and shares of common stock otherwise issuable under the Agreement or with respect to the preferred stock.  Some or all of the common stock so issued may be sold from time to time in the market or in other transactions by Fletcher. Fletcher may sell the shares of common stock described in this prospectus in various ways and at different times, but it is not required to sell any or all of these shares.  We do not know if any of these shares will ultimately be issued to Fletcher or whether any of them will be sold pursuant to this prospectus.  The price to the public for the shares and the proceeds to Fletcher at any time will depend upon the terms of such sale.  We will not receive any of the proceeds from the sale of the common stock by Fletcher, but we will receive the exercise price if Fletcher exercises its additional investment rights to obtain shares of additional series of preferred stock and we are bearing some of the expense of registration of the shares. See “Plan of Distribution” beginning on page 14 for a further description of how the selling stockholder may dispose of the shares covered by this prospectus.

          Our common stock is listed on The Nasdaq National Market under the symbol “REVU.” On June 23, 2004, the last reported sale price of our common stock was $ 8.07 per share.

          Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 for certain risks and uncertainties that you should consider.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          Unless the context otherwise requires, all references to “we,” “us,” “our company” or “the company” in this prospectus refer collectively to The Princeton Review, Inc., a Delaware corporation, and its subsidiaries.

The date of this prospectus is ______, 2004.

ABOUT THIS PROSPECTUS

          This prospectus is part of a resale registration statement. The selling stockholder may sell some or all of its shares in one or more transactions from time to time.

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as the information we file with the SEC and incorporate by reference in this prospectus, is accurate only as of the date of the documents containing the information.

FORWARD-LOOKING STATEMENTS

          We have included in this prospectus, and in the documents incorporated by reference in this prospectus, statements containing “forward-looking information,” as defined by the Private Securities Litigation Reform Act of 1995. Examples of statements containing forward-looking information that we make or incorporate by reference in this prospectus include, but are not limited to, statements regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Any statement containing forward-looking information speaks only as of the date on which it is made. Except to fulfill our obligations under the United States securities laws, we do not undertake to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

          Our actual results may vary materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described in “Risk Factors.” These and other risks are also described in our periodic filings with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004. Copies of these filings may be obtained by contacting us or the SEC.

          Although we believe that the assumptions underlying the forward-looking statements contained or incorporated by reference in this prospectus are reasonable, any of the assumptions could be inaccurate. Therefore we cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or our objectives and plans will be achieved.

THE PRINCETON REVIEW, INC.

          The Princeton Review provides integrated classroom-based, print and online products and services that address the needs of students, parents, educators and educational institutions. We were founded in 1981 by our Chairman and Chief Executive Officer, John Katzman, as an SAT preparation course. Today, based on our experience in the test preparation industry, we believe we offer the leading SAT preparation course and are among the leading providers of test preparation courses for most of the other major post-secondary and graduate admissions tests. In 2003, we and our franchisees provided test preparation courses and tutoring services for the SAT, GMAT, MCAT, LSAT, GRE and other standardized admissions tests to more than 117,000 students in over 1,000 locations in the United States and abroad.

          In the last several years, The Princeton Review has transformed itself from primarily a test preparation company to an integrated provider of standardized test preparation, post-secondary admissions and K-12-focused products and services.  During this period, we launched our K-12 Services division; complemented our traditional test preparation products with a range of online options; invested in and acquired new web-based admissions services capabilities and generally broadened and deepened our offerings in our core markets.  While we still derive more than half of our revenue from standardized test preparation, the percentage of our revenue from our newer products and services has risen from 19% in 2001 to 30% in 2003, helping us become a more diversified and balanced company.

          We operate our businesses through the following three divisions:

•

The Test Preparation Services division, founded in 1981, provides classroom-based and Princeton Review Online test preparation courses and tutoring and admissions counseling services and receives royalties from our independent franchisees who provide classroom-based test preparation courses under the Princeton Review brand.

•

The K-12 Services division, founded in 1998, provides a range of services to K-12 schools and school districts to help primary and secondary school students and teachers measurably improve academic performance, including online and print-based assessment, professional development, and face-to-face instruction.

•

The Admissions Services division, founded in 1986 as our publishing division, sells web-based applications, admissions and prospect management products to educational institutions and operates our Princetonreview.com web site, which brings together potential applicants and their families, guidance counselors and colleges and graduate schools to exchange information and facilitate the recruitment, application and admissions process, and serves as a free, comprehensive source of academic admissions information and tools.

          We also author more than 190 print and software titles on test preparation, academic admissions and related topics under the Princeton Review brand. Our books are sold primarily through Random House, from which we collect fees from advances, royalties, and editing and marketing arrangements.

          We were incorporated in Delaware in March 2000 and are the successor to a number of affiliated entities operating under the Princeton Review name, the first of which was formed in 1981. Our Internet address is www.princetonreview.com.  Information contained on our web site is not part of this prospectus.  On our Investors web site, located at www.princetonreview.com, we post the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission: Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. All such filings on our Investors web site are available free of charge.

RISK FACTORS

          You should consider carefully the following risk factors in evaluating us, our business and an investment in our securities. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or a part of your investment. The risks below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Risks Related to Our Business

          We have a recent history of significant operating losses and may not be able to sustain or increase profitability if we are unable to substantially increase revenue from our newer products, in which case the market price of our common stock could be adversely affected.

          We significantly increased our operating expenses in recent periods in order to grow our existing Internet operations, introduce and expand new web-based products and expand into new lines of business. As a result, we have incurred significant losses in these periods. As of December 31, 2003, we had an accumulated deficit of approximately $30.3 million. We incurred net losses of approximately $1.1 million for the year ended December 31, 2002 and $10.3 million for the year ended December 31, 2001.

          We only returned to profitability in 2003.  In order to grow as currently contemplated and sustain and increase profitability, we will need to derive an increasing portion of our revenue from our newer businesses, consisting of our K-12 services and our web-based Admissions Services products, while at the same time effectively controlling costs. If we are unable to do this, we will be unable to execute our current business plan and our operating results may be adversely affected. In order to increase revenue from these newer businesses we must, among other things, successfully:

•	continue to increase market acceptance by educators, students and parents of our K-12 services;

•	continue to grow our revenue from higher education institutions that purchase our web-based products and services; and

•	increase the number of students, parents and educators visiting our web site.

          If we are unable to achieve these objectives, we may fail to sustain or increase profitability in subsequent periods, in which case the market price of our common stock may be adversely affected.

          If colleges and universities reduce their reliance on standardized admissions tests or states reduce their use of mandated assessments, our business will be materially adversely affected.

          The success of our test preparation and K-12 services businesses depends on the continued use of standardized tests. If the use of standardized tests declines or falls out of favor with educational institutions or state and local governments, the markets for many of our products and services will deteriorate and our business will be materially adversely affected.

We face intense competition that could adversely affect our revenue, profitability and market share.

          The markets for our products and services are highly competitive, and we expect increased competition in the future that could adversely affect our revenue, profitability and market share. Our current competitors include but are not limited to:

•

providers of online and offline test preparation, admissions assistance and career counseling to prospective higher education students, with our primary national competitor in this area being Kaplan, Inc.;

•	companies that provide prospective students with web-based information about higher education institutions as well as companies that provide these institutions with access to the student market;

•	companies that provide K-12 software, web-based and other educational assessment and remediation products and services to students, parents, educators and educational institutions;

•

traditional print media companies that publish books and magazines and provide online resources about standardized test preparation and college and graduate schools, and offer admissions information and services to students and educational institutions; and

•

non-profit and membership educational organizations that offer both face-to-face and web-based products and services to assist individuals and educational organizations with counseling, marketing and student applications.

          Some of our competitors may have more resources than we do. These competitors may be able to devote greater resources than we can to the development, promotion and sale of their services and respond more quickly than we can to new technologies or changes in customer preferences. We may not be able to maintain our competitive position or otherwise compete effectively with current or future competitors, especially those with significantly greater resources.

          Some of our competitors that provide K-12 educational products may have more experience, larger customer bases and greater brand recognition in that market. Further, established companies with high brand recognition and extensive experience providing various educational products to the K-12 market may develop products and services that are competitive with ours.

Negative developments in school funding could reduce our institutional revenue.

          We expect to derive a growing portion of our revenue from sales of our products and services to educational institutions, including our K-12 services, ECOS products and institutional test preparation offerings. Our ability to generate revenue from these sources may be adversely affected by decreased government funding of education. Public school funding is heavily dependent on support from federal, state and local governments and is sensitive to government budgets. In addition, the government appropriations process is often slow and unpredictable. Funding difficulties also could cause schools to be more resistant to price increases in our products, compared to other businesses that might be better able to pass on price increases to their customers.

Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter to quarter. This may result in volatility or adversely affect our stock price.

          We experience, and we expect to continue to experience, seasonal fluctuations in our revenue because the markets in which we operate are subject to seasonal fluctuations based on the scheduled dates for standardized admissions tests and the typical school year. These fluctuations could result in volatility or adversely affect our stock price.  We typically generate the largest portion of our test preparation revenue in the third quarter. Our electronic application revenue is highest in the first and fourth quarters, corresponding with the busiest times of year for submission of applications to academic institutions. Our K-12 Services division may also experience seasonal fluctuations in revenue, but we are not yet able to predict the impact of seasonal factors on this business with any degree of accuracy.

Our quarterly operating results are not indicative of future performance and are difficult to forecast.

          Our quarterly operating results may not meet expectations of public market analysts or investors, which could cause our stock price to decline. In addition to the seasonal fluctuations described above, our operating results may vary from quarter to quarter in response to a variety of other factors beyond our control, including:

•	our customers’ spending patterns, which, in some cases, are difficult to predict;

•	the timing of school districts’ funding sources and budget cycles;

•	the timing of expirations and renewals of educational institution contracts;

•	variations in product mix, which, particularly in the case of our K-12 Services division, is still evolving;

•	the timing of corporate sponsorships and advertising; and

•	non-recurring charges incurred in connection with acquisitions or other extraordinary transactions.

          Due to these factors, we believe that quarter-to-quarter comparisons of our operating results may not be indicative of our future performance and you should not rely on them to predict the future performance of our stock price. In addition, our past results may not be indicative of future performance because several of our businesses were introduced or acquired relatively recently.

Loss of significant customers could significantly adversely affect our revenue or cause disruptions in our operations.

          As the business of our K-12 Services division has evolved, the contracts entered into with school districts have generally increased in size.  As a result, two customers accounted for 27% and 21%, respectively, of that division’s revenue in 2003.  The loss of one or more such customers could significantly adversely affect our revenue. Additionally, we rely on Random House as the publisher and distributor of all of the books we write. Royalties and other fees from books authored by us and published and distributed by Random House represented approximately 4% of our revenue in each of 2003 and 2002. Accordingly, termination of our relationship with Random House could adversely affect our revenue and cause disruption in our operations.

If we are not able to continually enhance our web-based products and services and adapt them to changes in technology, our future revenue growth could be adversely affected.

          If our improvement and adaptation of our web-based products and services is delayed, results in systems interruptions or is not aligned with market expectations or preferences, our revenue growth could be adversely affected. The online environment is rapidly evolving, and the technology used in web-based products changes quickly. We must therefore be able to quickly modify our solutions to adapt to emerging online standards and practices, technological advances, and changing user and sponsor preferences. Ongoing enhancement of our web site, web-based products and related technology will entail significant expense and technical risk. We may use new technologies ineffectively or fail to adapt our web site, web-based products and related technology on a timely and cost-effective basis.

If we are unable to renew our agreements with our franchisees, or if our franchisees contest our interpretation of those agreements, our ability to offer our products in our franchisees’ territories could be adversely affected, which could adversely affect our revenue.

          If we are unable to renew our agreements on favorable terms with our franchisees, or if any of those franchisees contest our interpretation of our rights and obligations under these agreements, then our ability to deliver our products and services within their franchise territories could be hindered, and our revenue could be adversely affected. Through a series of franchise agreements and other agreements, our independent franchisees have various rights to provide test preparation products and services under the Princeton Review brand within specified territories, and to use our trademarks and other intellectual property in connection with providing these services. Similarly, we have various rights to market and sell our products and services in the franchisees’ territories. Our agreements have been reviewed and renegotiated to accommodate our business goals and the goals of our franchisees as they have both developed over the years. The majority of our franchise agreements expire on December 31, 2005.

If we do not adequately protect the intellectual property rights to our products and services, we may lose these rights and our business may suffer materially.

          Failure to protect our intellectual property could materially adversely affect our business. We depend on our ability to protect our brand, our products and services and the systems that deliver those products and services to our customers. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to protect these products. These intellectual property rights distinguish our products and services from those of our competitors. If others are able to copy, use and market these products and delivery systems, then we may not be able to maintain our competitive position. Despite our best efforts, we cannot assure you that our intellectual property rights will not be infringed, violated or legally imitated. Existing laws do not provide complete protection and policing the unauthorized use of our products and services requires significant resources.

The absence of a federal registration of our “The Princeton Review” service mark and trademark may make it more difficult and expensive for us to prevent others from using the mark and could otherwise significantly harm our business.

          We have used “The Princeton Review” as our principal service mark since 1982. Although we applied to register the mark, our application for registration was opposed by Princeton University, and has since been abandoned. No one, including Princeton University, has objected to our use, as distinguished from federal registration, of “The Princeton Review” as a service mark during the many years we have used it. The absence of a federal registration of our mark, however, may make the enforcement of our exclusive right to use the mark against possible future infringers more difficult and costly. In addition, if we are unable to prevent a competitor or another business from using “The Princeton Review” or similar marks, then we could lose customers or suffer a dilution of the prominence of our principal mark. It is also possible that Princeton University could object to our continued use of the mark. Litigation involving our rights to “The Princeton Review” marks could be costly, and we cannot predict with any certainty its outcome. Moreover, if we were prevented from using “The Princeton Review” as our service mark or trademark and licensing the mark to our franchisees, our business would be significantly harmed.

If our products and services infringe the intellectual property rights of others, this may result in costly litigation or the loss of our own intellectual property rights, which could materially adversely affect our business.

          Competitors and others may claim that we have infringed their current or future intellectual property rights. The defense of any lawsuit, whether with or without merit, could be time-consuming and costly. If a lawsuit against us is successful, we may lose, or be limited in, the rights to offer our products and services. Any proceedings or claims of this type could materially adversely affect our business.

We may be held liable for the content of materials that we author, content available on our web site or products sold through our web site.

          We may be subject to claims for defamation, negligence, copyright or trademark infringement or other legal theories based on the content of materials that we author, and content that is published on or downloaded from our web sites, accessible from our web sites through links to other web sites or posted by our users in chat rooms or bulletin boards. These types of claims have been brought, sometimes successfully, against online services as well as print publications in the past. Although we carry general liability insurance, our insurance may not cover potential claims of this type, such as trademark infringement or defamation, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. In addition, these claims, with or without merit, would result in diversion of our management personnel and financial resources. Further, if print publications that we author contain material that customers find objectionable, these publications may have to be recalled, which could result in lost revenue and adverse publicity.

The loss of our senior management could have a material adverse effect on our business.

          We depend on the continued service of our senior management. The loss of any of our Chief Executive Officer, John Katzman, our President and Chief Operating Officer, Mark Chernis, or our Chief Financial Officer, Stephen Melvin, could materially adversely affect our business.

Our business may be harmed by actions taken by our franchisees that are outside our control.

          Approximately 5% of our 2003 revenue was derived from royalties paid to us by our franchisees and from sales of our course and marketing materials to these franchisees. The quality of franchised test preparation operations may be diminished if our franchisees do not successfully provide test preparation services in a manner consistent with our standards and requirements, or do not hire and train qualified managers or instructors. As a result, our image and reputation may suffer and our revenue could decline.

Franchise regulations could limit our ability to terminate or replace unproductive franchises, which could adversely affect our results of operations, and could limit our ability to expand internationally through franchising.

          Applicable laws may delay or prevent us from terminating an unproductive franchise or withholding consent to renewal or transfer of a franchise, which could have an adverse effect on franchise royalties. We are subject to both federal and state laws regulating the offer and sale of franchises. These laws also frequently apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise. Some foreign countries also have laws affecting the offer and sale of franchises within their borders and to their citizens and U.S. federal and state franchise regulation may be applicable to our efforts to establish franchises abroad. Failure to comply with these laws could limit or preclude our ability to expand internationally through franchising.

          Compliance with federal, state and international franchise laws can be costly and time consuming, and we cannot be certain that we will not encounter delays, expenses or other difficulties in this area. Further, the nature and effect of any future legislation or regulation of our franchise operations cannot be predicted.

If we need but are unable to obtain additional capital to expand our operations and invest in new products and services, our business may be adversely affected.

          In the future we may require substantial additional capital to finance ongoing operations or the growth of our business. To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we may need to raise additional funds. We cannot be certain that we will be able to obtain additional financing on favorable terms. If we fail to raise additional funds, we may need to sell debt or additional equity securities or to reduce our growth to a level that can be supported by our cash flow. Without additional capital, we may not be able to:

•	further develop or enhance our services and products;

•	acquire necessary technologies, products or businesses;

•	expand operations in the United States or internationally;

•	hire, train and retain employees;

•	market our services and products; or

•	respond to competitive pressures or unanticipated capital requirements.

Interest expense and other charges related to our recent acquisitions could negatively affect our results of operations.

          In connection with our acquisitions of the businesses of Embark.com, Inc. and several of our franchisees in 2001, 2002 and 2003, we incurred indebtedness in an aggregate amount of approximately $34.4 million, of which approximately $6.1 million remained outstanding as of December 31, 2003, bearing interest at a weighted average interest rate of approximately 7.5% per year. Interest expense associated with this indebtedness will reduce our earnings.

          Additionally, in connection with these acquisitions, we recorded a total of approximately $32.6 million of goodwill. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. SFAS 142 requires goodwill and other intangible assets that have an indefinite useful life to no longer be amortized; however, these assets must be reviewed at least annually for impairment. To the extent these assets are deemed to be impaired, they must be written down. Any such write down would adversely affect our operating results. We adopted SFAS 142 as of January 1, 2002. As of December 31, 2003, we had unamortized goodwill of $31.4 million related to these acquisitions.

We may engage in future acquisitions that could dilute the equity interest of our stockholders, increase our debt or cause us to assume contingent liabilities, all of which may have a detrimental effect on the price of our common stock. If any acquisitions are not successfully integrated with our business, our ongoing operations could be negatively affected.

          We may acquire the businesses of our remaining domestic franchisees or other businesses, products or technologies in the future. To facilitate future acquisitions, we may take actions that could have a detrimental effect on our financial condition, results of operations or the price of our common stock, including:

•	issuing equity securities or convertible debt securities, which would dilute current stockholders’ percentage ownership;

•	incurring substantial debt; or

•	assuming contingent liabilities.

Acquisitions also entail numerous business risks, including:

•	difficulties in assimilating acquired operations, technologies or products;

•	unanticipated costs that could materially adversely affect our results of operations;

•	negative effects on our reported results of operations from acquisition related charges and amortization of acquired technology and other intangibles;

•	diversion of management’s attention from other business concerns;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks of entering markets in which we have no or limited prior experience; and

•	the potential inability to retain and motivate key employees of acquired businesses.

If we fail to manage our growth effectively, our business may be harmed.

          In recent periods we have significantly increased our work force, introduced a number of new products, made substantial enhancements to our existing products and consummated several acquisitions. At December 31, 2003, we had 521 full time employees, as compared with 335 full time employees at December 31, 2000. This recent growth has placed, and our anticipated growth in future operations will continue to place, significant demands on our management, and strain our operational, financial and technological resources. We expect that further expansion of our operations will be required to successfully implement our business strategy, including the continued enhancement of our product and service offerings and the potential consummation of additional strategic acquisitions. In order to manage our growth effectively, we must continue to improve our operational, management and financial systems, procedures, and controls on a timely basis. If we fail to manage our growth effectively, our business could be materially and adversely affected.

We could be liable for events that occur at facilities that we use to provide our services, and a liability claim against us could adversely affect our reputation and our financial results.

          We could become liable for the actions of instructors and other personnel at the facilities we use to provide our classroom-based services. In the event of on-site accidents, injuries or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for the injuries. Although we maintain liability insurance, this insurance coverage may not be adequate to protect us fully from these claims. In addition, we may not be able to obtain liability insurance in the future at reasonable prices or at all. A successful liability claim could adversely affect our reputation and our financial results. Even if unsuccessful, such a claim could cause unfavorable publicity, entail substantial expense and divert the time and attention of key management personnel.

If we experience system failures, our reputation may be harmed and users may seek alternate service providers causing us to lose revenue.

          If our primary and backup computer systems were to fail or be disrupted, our services could be interrupted and we may lose revenue and future business. We depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from floods, fires and power loss and similar events, as well as computer viruses, break-ins, sabotage, intentional acts of terrorism, vandalism and other misconduct and disruptions or delays occurring throughout the Internet network infrastructure. Although all of our material systems are redundant, short-term service interruptions may take place if our primary systems were to fail or be disrupted and we are forced to transition to backup systems. Substantially all of the computer hardware necessary for our online operations is currently located at our headquarters in New York, New York. Accordingly, our online operations are dependent on our ability to maintain our systems in effective working order and to protect them from disruptive events. We do not have a formal disaster recovery plan, and our insurance policies may not adequately compensate us for any losses that may occur due to failures of or interruptions in our systems.

          In addition, the system failures of third party Internet service providers could produce interruptions in our service for those users who access our services through these third party providers. Service interruptions could reduce our revenue and our future revenue will be harmed if our users believe that our system is unreliable.

If our systems are unable to accommodate a high volume of traffic on our web site, the growth of our revenue could be reduced or limited.

          If use of our web site infrastructure increases beyond our capacity, customers may experience delays and interruptions in service. As a result, they may seek the products and services of our competitors and the growth of our revenue could be reduced or limited. Because we seek to generate a high volume of traffic and accommodate a large number of customers on our web site, the satisfactory performance, reliability and availability of our web site, processing systems and network infrastructure are critical to our reputation and our ability to serve our customers. If use of our web site continues to increase, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. While slower response times have not had a material effect on our results of operations to date, our web sites have in the past and may in the future experience slower response times due to increased traffic.

Future regulations or the interpretation of existing laws pertaining to the Internet could decrease the demand for our products or increase the cost of doing business.

          Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business, decrease the demand for our products and services, or otherwise harm our business. We must comply with a variety of federal and state laws affecting the content of materials distributed over the Internet, as well as regulations and other laws restricting the collection, use and disclosure of personal information that we may obtain in the course of providing our online services. In particular, we must comply with the Children’s Online Privacy Protection Act, which, as implemented, mandates that we obtain verifiable, informed parental consent before we collect, use or disclose personal information from children under the age of 13. Future laws or regulations may relate to information retrieved from or transmitted over the Internet, consumer protection, online content, user privacy, taxation and the quality of products and services. Compliance with future laws and regulations, or existing laws as they may be interpreted in the future, could be expensive, time consuming, impractical or impossible.

We may be liable for invasion of privacy or misappropriation by others of our users’ information, which could adversely affect our reputation and financial results.

          Some of our services require the disclosure of sensitive information by the user. We rely on a number of security systems for our services to protect this information from unauthorized use or access. We cannot predict whether new technological developments could circumvent these security measures. If the security measures that we use to protect personal information or credit card information are ineffective, we may be subject to liability, including claims for invasion of privacy, impersonation, unauthorized purchases with credit card information or other similar claims. In addition, the Federal Trade Commission and several states have investigated the use of personal information by certain Internet companies. We could incur significant expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Risks Related to the Securities Markets and Ownership of Our Common Stock

Our stock price has been and may continue to be volatile, which could adversely affect our stockholders.

          Our common stock has been publicly traded only since June, 2001. Since our initial public offering, the market price of our common stock has been volatile, and it may continue to be volatile as a result of one or more of the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	loss of a major customer or failure to complete significant transactions;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in market valuations of similar companies;

•	the discussion of our company or stock price in online investor communities such as chat rooms;

•	additions or departures of key personnel; and

•	fluctuations in stock market price and volume.

          In addition, the market prices of the securities of Internet-related companies have been volatile, and have experienced fluctuations that often have been unrelated to or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our stock. In the past, securities class action lawsuits alleging fraud have often been filed against a company following periods of volatility in the market price of its securities. In the future, we may be the target of similar lawsuits. If a lawsuit were to be filed against us, it could result in substantial costs and the diversion of our management’s attention and resources, which could seriously harm our financial results or result in a decline in the market price of our common stock. Declines in the market price of our common stock could also harm employee morale and retention, our ability to attract qualified employees and our access to capital.

We have anti-takeover protections, which may discourage or prevent a takeover of us, even if an acquisition would be beneficial to our stockholders.

          Certain provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for another company to acquire us, even if a takeover would benefit our stockholders. The provisions in our corporate documents:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares, making a takeover more difficult and expensive;

•	establish a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	prohibit stockholders from calling special meetings of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock option plans may discourage, delay or prevent a change in our control, which may depress the market price of our common stock.

Concentration of ownership among our existing executive officers and directors may make it more difficult for other stockholders to influence significant corporate decisions and may hinder a change of control.

          As of June 23, 2004, our present directors and executive officers and their affiliates beneficially owned approximately 40% of our outstanding common stock. In particular, John S. Katzman, our Chief Executive Officer, beneficially owned approximately 34% of our outstanding common stock.  This concentration of ownership may make it more difficult for other stockholders to influence matters requiring stockholder approval and may have the effect of delaying, preventing or deterring a change in control of our company, thereby possibly depriving our stockholders of an opportunity to receive a premium for their common stock as part of any sale or acquisition.

The issuance of our shares of common stock upon conversion or redemption of outstanding preferred stock may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock.

          On June 4, 2004, we completed a private placement to Fletcher of 10,000 shares of our Series B-1 Cumulative Convertible Preferred Stock (the “Series B-1 Preferred Stock”) for $10 million in the aggregate.  The Series B-1 Preferred Stock will pay quarterly dividends at a minimum rate of 5% per annum, payable, at our option, in cash or registered shares of our common stock.  The Series B-1 Preferred Stock is convertible into 909,091 of our shares of common stock at a conversion rate of $11.00 per share, subject to adjustment upon certain events.  Fletcher also has the right, for a period of two years beginning on July 1, 2005, to purchase up to $20 million in newly created series of preferred stock having, except as set forth in our agreement with Fletcher, similar terms, conditions, rights, preferences and privileges as the Series B-1 Preferred Stock (the “Additional Preferred Stock”).  The Additional Preferred Stock is convertible into shares of our common stock at a conversion price equal to 120% of the then prevailing price of our common stock, subject to a minimum of $11.00 per share.  After 18 months, Fletcher may also redeem the value of its original investments in the Series B-1 Preferred Stock and the Additional Preferred Stock.  We have the right to settle the redemption of the Series B-1 Preferred Stock and the Additional Preferred Stock for cash or for an amount of shares of our common stock based upon a redemption rate equal to 102.5% of the then prevailing price of our common stock plus the value of any accrued and unpaid dividends.

          The issuance of our shares of common stock to Fletcher upon conversion or redemption of the Series B-1 Preferred Stock and the Additional Preferred Stock and their resale by Fletcher will increase our publicly traded shares.  These resales could also depress the market price of our common stock.  We will not control whether or when Fletcher elects to convert its securities for common stock.  The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

In connection with the private placement of Series B-1 Preferred Stock, we may be responsible for having the resale of shares issued or issuable to Fletcher registered with the SEC and may be subject to penalties if the shares are not registered with the SEC.

          Pursuant to our agreement with Fletcher, we are obligated to file a registration statement with the SEC at any time that the number of shares of common stock issued or issuable under the agreement exceeds 80% of the number of shares then registered.  If we fail to file the registration statement we must (i) issue to Fletcher a number of additional shares to reflect the number of shares it would have acquired if its purchase price was based on the actual conversion price reduced by five percent for each month in which we fail to satisfy our obligations and (ii) adjust the conversion price for the additional investment rights to such lower price.  In addition, such failure will result in an extension of the investment term for each day we fail to satisfy our registration obligations.

USE OF PROCEEDS

          We will receive no proceeds from the sale by the selling stockholder of the common stock described in this prospectus but we will receive the exercise price if Fletcher exercises its additional investment rights to obtain shares of additional series of preferred stock of the company.  We will pay certain expenses related to the registration of the shares of common stock.

THE SELLING STOCKHOLDER

          We agreed to file this registration statement with the SEC for the benefit of the selling stockholder. The shares are being registered to permit public secondary trading of the shares. The selling stockholder, or its pledgees, donees, transferees or other successors in interest, may offer the shares for resale from time to time.

          On May 28, 2004 we privately placed 10,000 shares of our Series B-1 Preferred Stock with Fletcher International, Ltd. for proceeds of $10,000,000.  These shares are convertible into our common stock at any time.   Prior to conversion, each share accrues dividends at an annual rate of the greater of: (1) five percent (5%), and (2) the 90-day London Interbank Offered Rate (LIBOR) plus one and one-half percent (1.5%), multiplied by the stated value of each share, subject to adjustment.  Dividends are mandatory and fully cumulative, shall accumulate regardless of whether the company earns a profit and shall be payable in arrears on March 31, June 30, September 30 and December 31 of each year.  Upon notice of conversion, each share of Series B-1 Preferred Stock shall convert into a number of shares of common stock equal to: (1) the stated value of one share of Series B-1 Preferred Stock plus accrued and unpaid dividends, divided by (2) the conversion price of $11.00, subject to adjustment.

          Fletcher may redeem its shares of our Series B-1 Preferred Stock, in lieu of converting such shares, at any time on or after November 28, 2005, for shares of our common stock unless we satisfy the conditions for cash redemption.  If Fletcher elects to redeem its shares and we do not elect to make such redemption in cash, then each share of our Series B-1 Preferred Stock shall be redeemed for a number of shares of our common stock equal to: (1)

the stated value of $1,000 per share of Series B-1 Preferred Stock plus accrued and unpaid dividends, divided by (2) one hundred two and one half percent (102.5%) of the prevailing price of our common stock at the time of delivery of a redemption notice (based on an average daily trading price formula).  If Fletcher elects to redeem its shares and we elect to make such redemption in cash, then Fletcher will receive funds equal to the product of: (1) the number of shares of common stock that would have been issuable if Fletcher redeemed its shares of Series B-1 Preferred Stock for shares of our common stock; and (2) the closing price of our common stock on the Nasdaq National Market on the date notice of redemption was delivered.  As of June 4, 2014 we may redeem any shares of Series B-1 Preferred Stock then outstanding.  If we elect to redeem such outstanding shares, Fletcher will receive funds equal to the product of: (1) the number of shares of Series B-1 Preferred Stock, so redeemed, and (2) the stated value of $1,000 per share of Series B-1 Preferred Stock, plus accrued and unpaid dividends.

          The selling stockholder has not held any position or office nor has it had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

          In addition, we granted Fletcher certain “rights” entitling Fletcher to purchase up to an additional 20,000 shares of additional series of our preferred stock, having similar terms, conditions, rights, preferences and privileges as the Series B-1 Preferred Stock, at a price of $1,000 per share of preferred stock, for an aggregate additional consideration of $20,000,000.  Any shares of an additional series of our preferred stock will have the same conversion ratio as the Series B-1 Preferred Stock, except that the conversion price will be the greater of (1) $11.00, or (2) one hundred twenty percent (120%) of the prevailing price of our common stock at the time of exercise of the rights (based on an average daily trading price formula).  These rights may be exercised by Fletcher on one or more occasions commencing July 1, 2005, and for the 24-month period thereafter, which period may be extended under certain circumstances.

          The following table provides certain information with respect to Fletcher, including Fletcher’s beneficial ownership of our common stock as of June 23, 2004, and as adjusted to give effect to the sale of the shares covered by this prospectus.  The amounts set forth below are based upon information provided to us by representatives of Fletcher, or on our records, as of June 23, 2004, and are accurate to the best of our knowledge.  These numbers do not reflect the impact of any adjustments or limitations described in the foregoing paragraphs.  As of the date of this prospectus, Fletcher has not converted or redeemed any of the Series B-1 Preferred Stock and no shares of common stock have been issued as dividends on the Series B-1 Preferred Stock.  It is possible that Fletcher may have acquired, sold, transferred or otherwise disposed of shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, since the date on which it provided the information to us regarding the shares beneficially owned by it.  We cannot estimate the number of shares the selling stockholder will hold after completion of this offering because they may sell all or a portion of the shares and there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.  This table assumes that Fletcher will offer for sale all of its shares of our common stock.  We do not know whether Fletcher will convert or redeem the Series B-1 Preferred Stock or the additional shares of preferred stock which it has the right to acquire or whether it will offer for sale any or all of the common stock covered by this prospectus.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, as amended.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to this Offering		Number of Additional Shares of Common Stock That May Be Issued to the Selling Stockholder		Number of Shares of Common Stock Offered Under this Prospectus	Number of Shares of Common Stock Owned Upon Completion of the Offering		Percentage of Outstanding Common Stock Owned Upon Completion of the Offering

Fletcher International, Ltd.	909,091	(1)(2)	1,818,182	(3)	5,133,492	0	(4)	0	%(4)

(1)

For purposes of this calculation such number of shares of common stock equals the number of shares of Series B-1 Preferred Stock owned by the selling stockholder multiplied by the quotient of: (1) the stated value of  $1,000 per share of Series B-1 Preferred Stock, divided by (2) $11.00.

(2)

Includes shares held in one or more accounts managed by Fletcher Asset Management, Inc., which we refer to in this prospectus as “FAM,” for Fletcher. FAM is an investment adviser to Fletcher and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. An investment advisory agreement between FAM and Fletcher gives FAM the authority to vote and dispose of the securities in these accounts. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, Fletcher and FAM may each beneficially own the securities registered under the registration statement of which this prospectus is a part. Additionally, by virtue of Alphonse Fletcher, Jr.’s position as chairman and chief executive officer of FAM, Mr. Fletcher may have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, these securities. For these reasons, Mr. Fletcher may also be a beneficial owner of these securities.

(3)

All such shares may be issued to Fletcher from time to time (A) upon the exercise of additional investment rights we granted to Fletcher in connection with the private placement of 10,000 shares of Series B-1 Preferred Stock with Fletcher, beginning July 1, 2005 until the date that is twenty-four months after and excluding the later of July 1, 2005 or the effective date of this registration statement, as this period may be extended pursuant to the terms of the additional investment rights and our agreement with Fletcher, and (B) pursuant to our agreement with Fletcher, upon the occurrence of certain restatements of the Company’s financial statements, certain equity issuances and other events specified in the agreement.

(4)	Assumes no exercise of Fletcher’s additional investment rights.

PLAN OF DISTRIBUTION

          The shares being offered by the selling stockholder have been or will be issued pursuant to an exemption from the registration provisions of the Securities Act of 1933.  The shares may be sold or distributed from time to time by the selling stockholder, or by pledgees, donees, or transferees of, or other successors-in-interest to, the selling stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals and will act independently of us in making decisions with respect to the timing, manner and size of each sale.

          The shares may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	otherwise negotiated prices.

          The shares may be sold by one or more of, or a combination of, the following methods, in addition to any other method permitted under this prospectus:

•	a block trade in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus,

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including The Nasdaq National Market,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	privately negotiated transactions,

•	by pledge to secure debts or other obligations,

•	put or call transactions,

•	to cover hedging transactions made pursuant to this prospectus, or

•	underwritten offerings.

          If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. In making sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

          In connection with the sale of shares, the selling stockholder may, subject to the terms of its agreement with us, (1) enter into transactions with brokers, dealers or others, who in turn may engage in sales, including short sales, of the shares in the course of hedging the positions they assume, (2) deliver shares to close out positions or (3) loan shares to brokers, dealers or others that may in turn sell such shares. The brokers, dealers or others referred to in (1) above may engage in those transactions referred to in (1), (2) or (3) above through this prospectus. The selling stockholder may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer of the shares. The broker-dealer or other financial institution may then resell or transfer these shares through this prospectus. The selling stockholder may also loan or pledge their shares to a broker-dealer or other financial institution. The broker-dealer or financial institution may sell the shares which are loaned or pursuant to a right to rehypothecate while pledged or, upon a default, the broker-dealer or other financial institution may sell the pledged shares by use of this prospectus. The broker, dealer or other financial institution may use shares pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of shares. Some or all of the shares offered in this prospectus may also be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed to be paid to dealers may be changed at different times.

          The selling stockholder may pay usual and customary or specifically negotiated underwriting discounts and concessions or brokerage fees or commissions in connection with their sales.

          The selling stockholder and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit on the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Because the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by the selling stockholder or any purchaser relating to the purchase or sale of shares under this prospectus shall be treated as an admission that any of them is an underwriter within the meaning of the Securities Act of 1933 relating to the sale of any shares.

          To the extent required by the Securities Act of 1933, a prospectus supplement will be filed and disclose the specific number of shares of common stock to be sold, the name of the selling stockholder, the purchase price, the public offering price, the names of any agent, dealer or underwriter, and any applicable commissions paid or discounts or concessions allowed with respect to a particular offering and other facts material to the transaction. Compensation for or to a particular underwriter or broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated at the time of the sale. We have agreed to bear certain expenses of registration of the common stock under federal and state securities laws and of any offering and sale hereunder but not certain other expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares. The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents’ commissions, if any, and other expenses of issuance and distribution not borne by us.

          We also have agreed to indemnify the selling stockholder, and the selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares, from certain damages or liabilities arising out of or based upon any untrue or alleged untrue statement of a material fact contained in, or material omission or alleged omission from, the registration statement of which this prospectus is a part, except to the extent the untrue or alleged untrue statement or omission or alleged omission was made in reliance upon written information furnished for inclusion herein by such selling stockholder.

          We agreed to file this registration statement with the SEC for the benefit of Fletcher and to use our best efforts to keep it effective until the earlier of:

•		the later of:

	•	the second anniversary of the final issuance of shares of our common stock under our agreement with Fletcher or its additional investment rights; and

•

the date that all of the shares of our common stock issued or issuable to Fletcher can be sold by Fletcher or its affiliates within a three-month period pursuant to Rule 144 of the Securities Act of 1933; or

•		the date that all of the shares of our common stock issued or issuable to Fletcher have been sold by Fletcher.

          Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

          The shares may be sold through registered or licensed brokers or dealers if required under applicable state securities laws. Additionally, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. We cannot assure you that the selling stockholder will sell any or all of the common stock offered hereunder.

          Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not engage in market-making activities for our common stock during some restricted periods. Additionally, Fletcher will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, that may limit the timing of purchases and sales of shares of our common stock by Fletcher. We will make copies of this prospectus available to Fletcher and have informed Fletcher of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

LEGAL MATTERS

          The validity of the common stock offered by this prospectus is being passed upon by Patterson, Belknap, Webb & Tyler LLP.

EXPERTS

          The consolidated financial statements of The Princeton Review, Inc. incorporated by reference in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOW TO OBTAIN MORE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with those requirements file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the reports, proxy statements and other information that we file with the Commission under the informational requirements of the Securities Exchange Act at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for information about the Commission’s Public Reference Room. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s Web site is http: //www.sec.gov. Our Web site is http://www.princetonreview.com.  Information contained on our Web site is not a part of this prospectus.

          We have filed with the Commission a registration statement on Form S- 3, including all amendments to the registration statement under the Securities Act of 1933 with respect to the shares of our common stock offered under this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the company and the shares offered under this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement.  Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance please see the copy of the full agreement filed as an exhibit to the registration statement.  We qualify each of these statements in all respects by the reference to the full agreement.  The registration statement, including the exhibits and schedules to the registration statement, may be inspected at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from the Commission’s office upon payment of the prescribed fees.

INCORPORATION OF INFORMATION FILED WITH THE SEC

          The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we may disclose important information to you by referring you to other documents. The information we incorporate by reference is considered a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any filings we make with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and prior to completion of this offering, as well as any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the filing date of the registration statement, dated June 24, 2004, of which this prospectus is a part and prior to the date of effectiveness of the registration statement.

•	Our Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 15, 2004.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 7, 2004.

•	Our Proxy Statement on Schedule 14-A filed on April 28, 2004.

•	Our Current Report on Form 8-K filed on May 7, 2004.

•	Our Current Report on Form 8-K filed on June 9, 2003.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on March 20, 2001, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning:

The Princeton Review, Inc.
2315 Broadway
New York, New York 10024
(212) 874-8282

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information, and you should not rely on any such information. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. You should not assume that the information in this prospectus, and the documents incorporated by reference herein, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.

5,133,492 Shares

The Princeton Review, Inc.

Common Stock

PROSPECTUS

_____, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

          The expenses to be borne by the Registrant in connection with the offering are as follows (all amounts except the registration fees are estimated):

Item	Amount

Securities and Exchange Commission Registration Fees	$ 4,900.87
Printing Expenses	2,000.00
Accounting Fees and Expenses	8,700.00
Legal Fees and Expenses	20,000.00
Miscellaneous	5,000.00

Total	$ 40,600.87

Item 15.     Indemnification of Officers and Directors

          Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

- for any breach of the director’s duty of loyalty to the corporation or its stockholders;

- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

- under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

- for any transaction from which the director derived an improper personal benefit.

          The Princeton Review’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is expressly forbidden by the DGCL, as it now exists or is later amended.

          Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent of the corporation.  The statue provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          The Princeton Review’s certificate of incorporation requires The Princeton Review to indemnify to the fullest extent authorized or permitted by the DGCL (as it existed at the time of the adoption of the certificate of incorporation, or, if the DGCL is later amended to permit broader indemnification, as so amended) each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of the fact that he is or was a director or officer of The Princeton Review, or is or was serving at the request of The Princeton Review as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent. The Princeton Review is only required to indemnify any such person seeking indemnification in connection with an action initiated by such person if such action was authorized by the board of directors. The certificate of incorporation also provides that The Princeton Review must advance expenses to a director of officer in advance of the final disposition of the matter with respect to which such expenses are being advanced upon receipt of an undertaking, if such undertaking is required by the DGCL, by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by The Princeton Review. The certificate of incorporation further states that The Princeton Review may, by action of the board of directors, provide indemnification to employees and agents of the company with the same scope and effect as the foregoing provisions relating to directors and officers.

          The certificate of incorporation provides that the rights to indemnification and advancement of expenses conferred by it are not exclusive of any other right that any person may have or acquire under any statute, any amendment to the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

          The Princeton Review maintains directors and officers liability insurance.

Item 16.     Exhibits

Exhibit Number		Description

2.1	—

Conversion and Contribution Agreement, dated as of March 31, 2000, by and among The Princeton Review, Inc., the Non-Voting Members of Princeton Review Publishing L.L.C., John S. Katzman and TPR Holdings, Inc. (1)

2.2	—	RH Contribution Agreement, dated as of March 31, 2000, by and among Random House TPR, Inc., Random House, Inc., The Princeton Review, Inc., John S. Katzman, and TPR Holdings, Inc. (1)

2.3	—	TPR Contribution Agreement, dated as of March 31, 2000, by and among The Princeton Review, Inc., each of the persons listed on Schedule I attached to the agreement and TPR Holdings, Inc. (1)

2.4	—	Option Agreement, dated as of May 30, 2000, by and among Princeton Review Operations, L.L.C., Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. (1)

2.5	—	Option Agreement Amendment, dated as of December 14, 2000, by and between Princeton Review Operations, L.L.C., Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. (1)

2.6	—	Option Agreement, dated as of October 18, 2000, by and among Princeton Review Operations, L.L.C., T.S.T.S., Inc., Robert O. Case and Kevin D. Campbell. (1)

2.7	—	Option Agreement, dated as of December 15, 2000, by and between Princeton Review Operations, L.L.C. and The Princeton Review Peninsula, Inc. (1)

2.8	—

Asset Purchase Agreement, dated as of January 18, 2001, by and among Princeton Review Boston, Inc., Princeton Review New Jersey, Inc., Robert L. Cohen, Matthew Rosenthal, Princeton Review Operations, L.L.C., and Princeton Review Management, L.L.C. (1)

2.9	—

Closing Agreement, dated as of March 2, 2001, by and among Princeton Review of Boston, Inc., Princeton Review of New Jersey, Inc., Robert L. Cohen, Matthew Rosenthal, Princeton Review Operations, L.L.C. and Princeton Review Management, L.L.C. (incorporated herein by reference to Exhibit 2.8.1 to our Registration Statement on Form S-1 (File No. 333-43874) which was declared effective on June 18, 2001 (the “Form S-1”)).

2.10	—

Promissory Note, dated as of March 2, 2001, made by Princeton Review Operations, L.L.C. in favor of Princeton Review of Boston, Inc., in the principal amount of $3,125,000 (incorporated herein by reference to Exhibit 2.9 to our Form S-1).

2.11	—

Promissory Note, dated as of March 2, 2001, made by Princeton Review Operations, L.L.C. in favor of Princeton Review of Boston, Inc., in the principal amount of $500,000 (incorporated herein by reference to Exhibit 2.10 to our Form S-1).

2.12	—

Asset Purchase Agreement, dated as of March 6, 2001, by and among The Princeton Review Peninsula, Inc., the Hirsch Living Trust, Pamela N. Hirsch, Myles E. Hirsch, Frederick Sliter, Princeton Review Operations, L.L.C. and Princeton Review Management, L.L.C. (incorporated herein by reference to Exhibit 2.11 to our Form S-1).

2.13	—

Asset Purchase Agreement, dated June 18, 2001, among Princeton Review Operations, L.L.C., Princeton Review Management, L.L.C., T.S.T.S., Inc., Robert O. Case and Kevin D. Campbell (incorporated herein by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q (File No. 000-32469), filed with the Securities and Exchange Commission on August 8, 2001 (the “2001 Second Quarter Form 10-Q”)).

2.14	—

Subordinated Promissory Note, dated June 18, 2001, made by Princeton Review Operations, L.L.C. in favor of T.S.T.S., Inc., in the principal amount of $1,475,000 (incorporated herein by reference to Exhibit 10.2 to our 2001 Second Quarter Form 10-Q).

2.15	—

Asset Purchase Agreement, dated as of October 1, 2001, by and among The Princeton Review, Inc., Princeton Review Publishing, L.L.C. and Embark.com, Inc. (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K (File No. 000-32469), filed with the Securities and Exchange Commission on October 9, 2001).

4.1	—	Form of Specimen Common Stock Certificate. (1)

4.2	—

Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock of The Princeton Review, Inc. (incorporated herein by reference to Exhibit 4.1 to our Current Report on Form 8-K (File No. 000-32469), filed with the Securities and Exchange Commission on June 9, 2004).

5.1*	—	Opinion of Patterson, Belknap, Webb & Tyler LLP.

23.1*	—	Consent of Ernst & Young LLP.

23.2*	—	Consent of Patterson, Belknap, Webb & Tyler LLP (contained in Exhibit 5.1).

24.1*	—	Powers of Attorney (included on the signature page hereto).

(1)	Incorporated herein by reference to the exhibit with the same number to our Registration Statement on Form S-1 (File No. 333-43874), which was declared effective on June 18, 2001.

*	Filed herewith.

Item 17.     Undertakings

          (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the Delaware General Corporation Law, the certificate of incorporation or bylaws of the registrant or resolutions of the registrant’s board of directors adopted pursuant thereto, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 24th day of June, 2004.

THE PRINCETON REVIEW, INC.

By:	/s/ Stephen Melvin

Name:	Stephen Melvin
Title:	Chief Financial Officer

POWER OF ATTORNEY

          Each individual whose signature appears below constitutes and appoints each of John S. Katzman, Mark Chernis and Stephen Melvin, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this report on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 24th day of June, 2004, by the following persons in the capacities indicated.

Signature	Title	Date

/s/ JOHN S. KATZMAN	Chairman and Chief Executive Officer
	(Principal Executive Officer)	June 24, 2004
(John S. Katzman)

/s/ STEPHEN MELVIN	Chief Financial Officer
	(Principal Financial and Accounting Officer)	June 24, 2004
(Stephen Melvin)

/s/ RICHARD KATZMAN	Director	June 24, 2004

(Richard Katzman)

/s/ JOHN C. REID	Director	June 24, 2004

(John C. Reid)

/s/ RICHARD SARNOFF	Director	June 24, 2004

(Richard Sarnoff)

/s/ SHEREE T. SPEAKMAN	Director	June 24, 2004

(Sheree T. Speakman)

/s/ HOWARD A. TULLMAN	Director	June 24, 2004

(Howard A. Tullman)

/s/ FREDERICK S. HUMPHRIES	Director	June 24, 2004

(Frederick S. Humphries)

EXHIBIT INDEX

Exhibit Number		Description

2.1	—

Conversion and Contribution Agreement, dated as of March 31, 2000, by and among The Princeton Review, Inc., the Non-Voting Members of Princeton Review Publishing L.L.C., John S. Katzman and TPR Holdings, Inc. (1)

2.2	—	RH Contribution Agreement, dated as of March 31, 2000, by and among Random House TPR, Inc., Random House, Inc., The Princeton Review, Inc., John S. Katzman, and TPR Holdings, Inc. (1)

2.3	—	TPR Contribution Agreement, dated as of March 31, 2000, by and among The Princeton Review, Inc., each of the persons listed on Schedule I attached to the agreement and TPR Holdings, Inc. (1)

2.4	—	Option Agreement, dated as of May 30, 2000, by and among Princeton Review Operations, L.L.C., Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. (1)

2.5	—	Option Agreement Amendment, dated as of December 14, 2000, by and between Princeton Review Operations, L.L.C., Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. (1)

2.6	—	Option Agreement, dated as of October 18, 2000, by and among Princeton Review Operations, L.L.C., T.S.T.S., Inc., Robert O. Case and Kevin D. Campbell. (1)

2.7	—	Option Agreement, dated as of December 15, 2000, by and between Princeton Review Operations, L.L.C. and The Princeton Review Peninsula, Inc. (1)

2.8	—

Asset Purchase Agreement, dated as of January 18, 2001, by and among Princeton Review Boston, Inc., Princeton Review New Jersey, Inc., Robert L. Cohen, Matthew Rosenthal, Princeton Review Operations, L.L.C., and Princeton Review Management, L.L.C. (1)

2.9	—

Closing Agreement, dated as of March 2, 2001, by and among Princeton Review of Boston, Inc., Princeton Review of New Jersey, Inc., Robert L. Cohen, Matthew Rosenthal, Princeton Review Operations, L.L.C. and Princeton Review Management, L.L.C. (incorporated herein by reference to Exhibit 2.8.1 to our Registration Statement on Form S-1 (File No. 333-43874) which was declared effective on June 18, 2001 (the “Form S-1”)).

2.10	—

Promissory Note, dated as of March 2, 2001, made by Princeton Review Operations, L.L.C. in favor of Princeton Review of Boston, Inc., in the principal amount of $3,125,000 (incorporated herein by reference to Exhibit 2.9 to our Form S-1).

2.11	—

Promissory Note, dated as of March 2, 2001, made by Princeton Review Operations, L.L.C. in favor of Princeton Review of Boston, Inc., in the principal amount of $500,000 (incorporated herein by reference to Exhibit 2.10 to our Form S-1).

2.12	—

Asset Purchase Agreement, dated as of March 6, 2001, by and among The Princeton Review Peninsula, Inc., the Hirsch Living Trust, Pamela N. Hirsch, Myles E. Hirsch, Frederick Sliter, Princeton Review Operations, L.L.C. and Princeton Review Management, L.L.C. (incorporated herein by reference to Exhibit 2.11 to our Form S-1).

2.13	—

Asset Purchase Agreement, dated June 18, 2001, among Princeton Review Operations, L.L.C., Princeton Review Management, L.L.C., T.S.T.S., Inc., Robert O. Case and Kevin D. Campbell (incorporated herein by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q (File No. 000-32469), filed with the Securities and Exchange Commission on August 8, 2001 (the “2001 Second Quarter Form 10-Q”)).

2.14	—

Subordinated Promissory Note, dated June 18, 2001, made by Princeton Review Operations, L.L.C. in favor of T.S.T.S., Inc., in the principal amount of $1,475,000 (incorporated herein by reference to Exhibit 10.2 to our 2001 Second Quarter Form 10-Q).

2.15	—

Asset Purchase Agreement, dated as of October 1, 2001, by and among The Princeton Review, Inc., Princeton Review Publishing, L.L.C. and Embark.com, Inc. (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K (File No. 000-32469), filed with the Securities and Exchange Commission on October 9, 2001).

4.1	—	Form of Specimen Common Stock Certificate. (1)

4.2	—

Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock of The Princeton Review, Inc. (incorporated herein by reference to Exhibit 4.1 to our Current Report on Form 8-K (File No. 000-32469), filed with the Securities and Exchange Commission on June 9, 2004).

5.1*	—	Opinion of Patterson, Belknap, Webb & Tyler LLP.

23.1*	—	Consent of Ernst & Young LLP.

23.2*	—	Consent of Patterson, Belknap, Webb & Tyler LLP (contained in Exhibit 5.1).

24.1*	—	Powers of Attorney (included on the signature page hereto).

(1)	Incorporated herein by reference to the exhibit with the same number to our Registration Statement on Form S-1 (File No. 333-43874), which was declared effective on June 18, 2001.

*	Filed herewith.